HS RESOURCES
                             MODERATOR: MIKE HIGHUM
                                  JULY 27, 1999


Operator: Good day, everyone. Welcome to this HS Resources second quarter 1999 financial results conference call. Today's call is being recorded. A replay will be available on the HS Resources web site for the next 90 days. You can listen to that replay at www.HSResources.com. Again, the web site: www.HSResources.com. Or you may dial an audio text number at 719-457-0820. Again, that number: 719-457-0820. That replay will be available starting today at 4 o'clock central time, running through August 2nd at midnight.

At this time, I'd like to turn the call over to the president of HS Resources, Mr. Mike Highum. Please go ahead, sir.

Mike Highum: Thank you, and welcome to HS Resources second quarter 1999 earnings conference call.

We were going to include a video component on that on our web site, but that's just a little bit too scary at this point.

As usual, what I'm going to do is highlight a couple of items at the outset concerning the operations and financial results for the quarter, and then I'm going to turn it over to Jim Duffy, our CFO, to discuss in a little bit more detail -- although we provided a great amount of detail in our press release -- a little more detail on our financial results for the quarter. And then he'll turn it back over to me, and I'll talk a bit about our operational results in the Northern Rockies, D-J, and in the Gulf Coast.

But first, we need to hear from our General Counsel. Before we do that, I'd like to say that I'm here; Nick Sutton, the CEO is here; along with all the members of our senior management team, including our V.P. of Exploration, who was thought to be inaccessible, but it turns out he is here. So we're all here, we're willing and happy to answer any questions that you might have when we're all done. With that, I'll turn it over to Jim Piccone, who will recite the safe harbor language. Jim.

Jim Piccone: Yes, hello, everybody. As usual, in this call, we'll be discussing several matters which should be considered forward-looking statements under the federal securities laws -- and these will include things like project plans, capital expenditures, product prices, and similar statements. Obviously, the actual results may differ from our current projections or plans. Additional information concerning the factors that could cause actual results to differ materially from our statements are contained in our report on Form 10K, filed March 31, 1999.


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Mike Highum: Thank you, Jim. As I mentioned, I will highlight a couple of items from the second quarter. I kind of like doing this, because I get to pick all the good stuff that Duffy has to talk about, and I get to talk about it before he does.

But first, I think, as you can tell, we were right in line with or exceeding virtually all of the analysts' projections. Our production was up 5% from the first quarter. We were down a little bit from the second quarter of 1998, but if you excluded our Mid-Continent production, we were up about 13%. Similarly, our operating cash flow is up 7% from the second quarter of 1998, and our cash flow per share, on a fully diluted basis, was up about 5%. So these were, as I said, along with our net income numbers, in line with or exceeded analysts' projections.

Second, one of the things I'd like to highlight is that our D-J production, on an Mcfe basis, was up about 3% from the second quarter of 1998 and although we were somewhat throughput constrained -- and I will talk about that in just a minute -- we think this is important, because it really demonstrates that while the D-J is a mature basin, with our inventory - as I believe most of you know we have over 5,000 different exploitation opportunities there -- we cannot only offset our declines in the D-J, but actually increase production.

It also highlights one of the unique aspects of this asset, as we consider it to be -- and that is, it is a concentrated base of production, situated right at the city gate of a dynamic and growing front-range market, and we have a dominant position. As you may know, we produce about 50% of the gas in the D-J; about 25% of all the gas that is consumed in Colorado annually comes from our production, and about 44% of the average daily throughput on the Public Service Company system, system-wide, comes from our production.

I mentioned the throughput constraints. I want to step back a little bit and tell you that we make our capital allocations on an annual basis, based on a Monte Carlo simulation and then a linear programming model, which allows us to build in various constraints including capital, operational, pipeline, inventory, and by and large, in the D-J, what we always bump up against, really, is a throughput constraint, relating to pipeline capacity and compression. If we didn't, we would be able to spend more capex in the D-J, and increase our production there to a greater extent. I can tell you that we're working on this, and we would expect in the next quarter or two to be able to announce something that would address this issue.

The third highlight that I'd like to make is that our combined LOE and G&A, again, on a per-Boe or Mcfe basis, was not only down meaningfully from the second quarter of 1998, but was a low $2.79 per Boe, a very attractive number. This ranks us, I believe, second among all of the independents in operating efficiencies -- combined G&A and LOE -- behind only, I think Newfield, and they, of course, have low operating costs, being an offshore producer.

We are, I will tell you, continuing to work on our costs. During the quarter, we acquired a little well-servicing company called Gunther Well Servicing, pursuant to which we now own five service rigs, three workover units, and two swab units. These we acquired purely for our own use -- it's not intended that the servicing company becomes a stand-alone profit center. We will


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be using them because we have such an extensive inventory and such an aggressive exploitation program out there.

We are also in the process of purchasing and operating eight water trucks. And we really feel that through these two things, we will be able to reduce our workover and operating costs by up to almost $1,000,000 a year. So what this really demonstrates is that we have an ongoing emphasis of reducing costs through our operations.

And with that, I think I'll turn it over to Jim Duffy to talk about our financial results for the quarter. Jim.

Jim Duffy: Yes, thanks, Mike. I'll be just touching first, briefly, on our production results. As Mike indicated, we reported a 13% increase in gas equivalent production compared to last year. And that, of course, is after giving effect to the sale of the Mid-Continent properties, which were sold in September.

However, I think, importantly, on a sequential basis, our production increased by more than 5% over the last quarter, and the majority of that increase is attributable to our Gulf Coast project area, where daily production increased nearly 80 % from the first quarter, to more than 20 million cubic feet equivalent per day at the end of the quarter. I think also important to note here is that the Gulf Coast production does not reflect nearly 10 million cubic feet a day of additional net production on six wells that are currently waiting on pipeline hook-up. Those wells are expected to be connected sometime later this year. So we've had significant growth in production in the Gulf Coast.

In the D-J Basin, oil production -- you may have noted this in the press release -- but our oil production has actually declined somewhat on a year-over-year basis. But at the same time, the much more important production figure for us -- gas -- has actually increased fairly significantly. That situation is due to greater emphasis on our J-Sand development activities, which have a much higher gas/oil ratio -- it's actually almost seven times as high -- relative to the Codell/Niobrara formation, which was our existing base of production, prior to our J-Sand activities. The J-Sand represents an increasing portion of our total D-J production, and therefore our gas/oil ratio in the D-J is increasing as a result.

As far as product prices are concerned during the quarter -- you know, prices were obviously somewhat better than last year. We're continuing to see relatively strong regional gas prices in the D-J Basin, with summertime prices currently in the $2.15 per Mcf range. We've hedged about two-thirds of our gas at over $2.00 per Mcf during the third quarter to take advantage of these high summertime prices.

Oil prices, of course, have rebounded somewhat in recent weeks. As noted in our press release, about 75% of our oil production is hedged at over $15.00 per barrel on a NYMEX basis for the second half of the year. The oil position is a continuation of the hedge that we executed late last year, and when you combine that with our gas hedge position, we have a very, very stable cash flow platform from which to fund our ongoing activities. But at the same time, we think we have


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good exposure to product price upsides, particularly in the coming winter months, where prices have moved up considerably.

Turning to our operating measures -- Mike touched on this -- we've continued to realize some substantial efficiencies as the result of the sale of our Mid-Continent properties. As you may recall, when we sold those properties, one of the reasons for our decision to do so was we had a significantly higher overhead cost per Boe and per Mcfe in the Mid-Continent than we did elsewhere. By virtue of divesting those properties, we've managed to realize the continuing efficiencies in our ongoing D-J Basin consolidation program, and continuation of consolidation in our two core areas.

The combined LOE and G&A -- as Mike said -- is currently under 50 cents per Mcfe, making us one of the most efficient operators in the business. Also, during the quarter, DD&A expense decreased 14% to $0.72 per Mcfe, from $0.84 in the prior year. That is the result of booking an additional 65 Bcfe of reserves at July 1. That then results in total reserves at July 1 of about 1.05 Tcfe. Of those amounts, roughly 75% are attributable to D-J Basin, and 25% to the Gulf Coast. And in both cases, the additional reserves reflect the impact of our ongoing development program, as well as some impact from higher product prices.

Capital expenditures for the quarter pretty much follow the program we laid out earlier this year for funding our 1999 capex out of cash flow, and that process continued during the quarter. We incurred capex of approximately $14.5 million, of which about $7.5 million was allocated to the D-J Basin, a little over $6.0 million to the Gulf Coast, and the remainder to the Northern Rockies. Through the six months ended June 30, our total capex of $38 million has essentially all been funded out of cash flow.

With respect to our financial position, we had net borrowings during the quarter of approximately $20 million. These were used to fund short-term working capital requirements. In particular, we had a number of annual and semi-annual payments that were made particularly for ad valorem and other taxes. And those resulted in a short-term draw-down of our facility. We do expect to repay those amounts in the coming year. We currently have outstanding borrowings of about $247 million, against a $280 million facility. That leaves us considerable financial flexibility to fund our ongoing programs. We do anticipate a number of smaller divestitures of non-core properties in the second half of the year, and the proceeds from these will also be applied to our outstanding bank debt.

With that, I'll turn it back over to you, Mike.

Mike Highum:  Thanks, Jim.

I'm going to now touch on the operational results, district by district.

First, in the D-J Basin, during the year, the D-J district is going to undertake about 300 to 350 individual activities in the Wattenberg area, consisting of new drills, recompletions, refracs, and


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the deepening of existing well bores. Through the first six months of the year, we've done about 160 of these activities, and we expect to average 15 to 30 per month through the rest of the year.

In particular, during the quarter, we did ten Codell refracs. From inception to date in that program, we've now refraced more than 370 Codell wells, virtually all of which have qualified for tax credits. These refracs continue to achieve about a 7.5x average increase in production per well, a sub-$4.00 finding cost, and about a 67% rate of return. We will continue our refrac program during 1999, and we expect to do between 200 and 270 total during the year, including 65 or so in the third quarter, and about a hundred in the fourth quarter.

In the second quarter, we also continued with our J-Sand new drill and deepening program. We drilled seven new J-Sand stand-alone wells. They were completed and brought on line, and 13 were deepened from existing well bores from previously producing shallow formations. To date, our average reserves added by these new J-Sand wells is about 840MMcfe. These are -- as Jim mentioned -- primarily or almost entirely gas wells. So we're achieving just under a Bcf per well on these deepenings and stand-alone new drills -- which gives us, of course, as you would imagine, a very attractive finding cost of about a $1.60 per Boe for the deepenings and about $2.60 per Boe for the new drills. For the year, we'll drill as many as 24 new wells and deepen 45 existing wells in the J-Sand.

One of the things that we have done, just as a part of our ongoing effort to enhance recoverable reserves through technology, is that we performed on one of our J-Sand wells the biggest frac done in the Basin in about the last 15 years with some new fluid technology, which is really designed to drain reserves from a larger area. And while it wouldn't be applicable to use this everywhere, preliminary results are very encouraging, and we believe that it'll lead to the recovery of additional reserves in certain areas of our holdings. This is an ongoing commitment to the technological improvement and enhancement of the reserves that we control in the D-J Basin.

Taking a look now at the Gulf Coast -- during the second quarter of 1999, we participated six wells, four of which were successful. The most notable of these wells was the Douget #1, which is on our Indian Village project area in Jefferson Davis Parish, Louisiana.

This is our second successful well in Indian Village, which, like our other areas, targets the Hackberry. Remember that Indian Village is the extension of the play that we initially developed in our successful Buhler project area, and then moved into the North Gillis project area. This is a continuation of the application of the technology that we have perfected. We are the operator here, and we own a 50% working interest. This well was logged on June 25, and it's currently being tested, but preliminary gross estimated reserves are about 12 Bcfe, and could be even greater. We expect that this well will be going online before the end of the year. We are also currently drilling our third well in this project area, and have another four potential locations that could be drilled during the latter part of this year, depending on the results that we achieve.


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In the other areas where we drilled during the quarter, we drilled two more successful wells in our Buhler project area, bringing our total there in the program to 15 successes in 19 attempts. Our average reserves are continuing to run there about 450,000 Boe per well.

In Caney Creek, during the second quarter we drilled our first two wells on this project area in Matagorda County, Texas. Our partner, Aspect, is the operator there, and we have about a 25% interest. One of these wells, Pierce Estate #2, was successful and is currently being completed in the Frio formation, and preliminary reserve estimates look to be about two Bcfe. We have another three to four potential drilling locations that we've identified that we could drill before the end of the year, depending on results.

As Jim mentioned, during the second quarter we brought a number of wells online in the Gulf Coast area, including some very healthy producers. Our Adams #1 well in the Indian Village area went online the first week of April, and it's producing more than 17 million cubic feet of gas per day. And our M Half Circle #1 in the Lox B project area went online in the third week of April, and it's producing almost 15 million cubic feet of gas per day. We have a 50% working interest in each of these wells, and we're the operator.

As Jim mentioned, I think it's important to kind of highlight what's happened to our production. At the end of the year, our net production in the Gulf Coast -- not average for the quarter, but right at the end of the year -- was about 8.7 million cubic feet of gas a day. By the end of the first quarter, it was about almost 13 million a day. By the end of the second quarter, it's almost 25 million a day. And we still are waiting on pipeline hookups on six wells, which we believe will bring our net Gulf Coast daily production to approximately 35 million a day. We also expect to drill between 15 and 20 wells in the Gulf during the remainder of the year, which obviously, if successful, could increase our daily production meaningfully above that.

In the Northern Rockies, I think that it's fair to summarize that much of the activity in the second quarter was directed toward consolidating operations in the Greater Green River gas projects. We believe we have a viable project that's ongoing at South Jonah, where, structurally, we may be able to repeat a look-alike to some of the aspects that you see in Jonah. We took over operations on the Holmes well from McMurray, have stabilized our production, and we now are more effectively able to evaluate the economic viability of this area. We will be seeking a partner to drill a second well in this area this summer. Similarly, in our North Pinedale area, we took over the Steele wellbore from Ultra at no cost. This is a low-rate producer, but it does add to our acreage position, offsetting our Sherlock well, and we're currently evaluating pipeline alternatives, and waiting on partners to complete the Sherlock well.

In the Mid-Continent, during the second quarter, the district continued to evaluate its two regional projects in the Greater Anadarko Basin. These are the Upper Red Fork Valley play, and the Overturned Springer play along the Wichita Mountain Front. In both of these areas, we've continued to lease, and will be leasing as the year progresses. We anticipate being able to drill on our Mountain Front prospect during the third quarter of the year.


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Touching on a couple other activities -- Jim mentioned some smaller divestitures that we have had, or will have. Shortly after the close of the quarter, we entered into two divestiture agreements.

The first was to sell our Blue Forest unit in Wyoming. We're not at liberty to disclose the buyer or terms at this point. There's effectively, a confidentiality agreement until the deal has been closed and we can agree upon a press release. But this is an attractive sale of a non-core asset for us, and it's at a meaningful premium for the value that's carried in our reserve engineering. It's a very attractive price on a per-book Boe basis. The purchase and sale agreement was signed on July 20th, and we expect it to close on August 10th.

We also sold, to Southwestern Production, some interests in the D-J Basin -- primarily royalty and overriding royalty interests in non-operated wells in the D-J, for about $1.5 million.

We have another two to four of these type of projects in the D-J that we're working on that I think it would be most accurate to describe as rationalizing the assets in the D-J that we're currently holding. Some of these might be sales, some might be the swap of formations and wellbores to more efficiently recover the reserves that we have out there. A couple of those two to four may be a little more meaningful in size, and we would expect to be able to announce them in the third or fourth quarter.

And that's about it. With that, I'd like to turn it over to questions and answers -- or Nick, if you have anything you'd like to add?

Nick Sutton:  No, let's just entertain questions.

Operator: And thank you, gentlemen. Today's question and answer session will be conducted electronically. If you'd like to ask a question, you may do so by pressing the star button, followed by the digit one on your touch-tone telephone. Again, to ask a question, press the star, one buttons on your telephone. We'll go first to Bob Morris with PaineWebber.

Bob Morris: Good afternoon. Had three questions, actually. First question was on the additional reserves you booked at year end, you mentioned that some of that was attributable to higher oil and gas prices. Can you tell me how much of the 67 Bcf adds were attributable to higher commodity prices?

Jim Duffy:  It's somewhere around 60%, Rob.

Bob Morris: OK. On the throughput constraints, you mentioned that impact of production versus a year ago second quarter. Have you incurred some abnormal constraints, apart from what you would have incurred last year, or just seasonal during this time of year? Is there anything different than what you would normally incur here?

Mike Highum: No, Rob, actually, compared to the second quarter of last year, we're up -- our production is up. The throughput constraints are really system constraints. If we push our capex


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too aggressively, we reach the capacity -- the throughput capacity on the pipeline and the compression.

Bob Morris: OK. And wasn't there supposed to be about a 20 million a day expansion by Duke Energy this month, or the pipeline system up there, is that still on schedule?

Mike Highum: It still is on schedule. In fact, Nick and I just had an opportunity to talk to the Duke guys about that a couple days ago, and Dale Cantwell works with it on a day to day basis -- but they're bringing the Roggen plant back online, and it is ...

Dale Cantwell:  Tomorrow.

Mike Highum: It's online tomorrow. So that will alleviate some of it, but there are constraints that we run to; depending on how aggressive we get on our capex program, we run into constraints not only on the Duke system, but also on the KN system.

Bob Morris: OK. And the last question I had was -- in drilling some of these Hackberry wells, have you thought about or done anything with regard to potentially drilling some of those to the deeper Yegua or Vicksburg?

Mike Highum: As a matter of fact, when we look at the seismic, Yegua and Vicksburg are part of what our overall program is there. And on North Gillis we drilled one Yegua well that was a really good well -- it was about 16 Bcf, I think -- is that right? 13 Bcf. The Yegua is definitely a target in all these places where we have the Hackberry. We have a number of projects and prospects where the deeper formations are targeted.

Nick Sutton: If I could jump in there. The nature of these prospects is such that you don't always have these formations lining up so that it's a matter of just going deeper. But as we go through our geological and geophysical analysis, we're always looking for potential in the deeper formations.

Bob Morris:  OK.  Great.  Thank you.

Operator:  Chris Sheehan, John S. Herold.

Chris Sheehan: Hello, gentlemen. My question on the reserve adds was asked and answered. Thank you.

Operator:  Ellen Hannan, Bear Stearns.

Ellen Hannan: Good afternoon. Or good morning, I guess, wherever you are. A question about the constraints out in the D-J -- do you think that the merger of KN with Kinder Morgan -- will that do anything for you, will it hold you back, will it accelerate things, or what's your take on that?


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Nick Sutton: I think it's fair to say that it adds an element of uncertainty in terms of the overall direction of the new organization. Nonetheless, from the field standpoint, it's sort of business goes on as usual. I think the thing that I would like to emphasize is that we believe that there are several different alternatives that we have available to us to deal with our ability to take our production into the processing plants and downstream. And so we're actively working all of those options, and the KN/Kinder Morgan situation is just sort of the top of the wave, with some action on it, but we're really working a lot deeper than that.

Mike Highum: Yes, Nick, I think it's OK to just briefly mention one of the things. We are actively looking at, and we've done the leasing and the right of way, and we're actively looking at our own bypass system. And whether or not we pursue that finally -- but we're well into the FERC process with it, and it's pretty much known out here. That would alleviate a significant amount of the constraint that's there. There are alternatives to us doing that, which we are pursuing.

Ellen Hannan: Now, in addition to that, then, do you need still further expansion by the Duke line, to be able to hook into that as well, or would that solve your problem?

Mike Highum:  No, the steps they're taking with the plant would solve that.

Ellen Hannan:  Thanks.

Nick Sutton: We should also make the point, Mike, that the work we're doing with respect to a bypass system is not just to enhance the capacity of the system, but it also would substantially reduce our gathering rate, which is also something that we're currently talking about with KN and others in the area. So it goes beyond just capacity.

Mike Highum:  Yes, it's strong economics, too.

Ellen Hannan: Just one other question, if I may. What are your thoughts on the terms of your exit rate for the Gulf Coast in terms of production for this year?

Mike Highum: I'm just going to check this one, because Tony Church sitting here with me and being the explorationist, every time I start to come up with an exit rate, Tony starts to get a little uncomfortable, because it requires successful drilling of exploratory wells that are in the future.

Ellen Hannan: OK. Well, so -- let me rephrase the question. Is 35 million going forward a good number, assuming that the six wells get hooked up? The 35 million a day ...

Mike Highum: 35 million is good, assuming the six wells get hooked up, and Tony tells me that he's relatively comfortable with 45 million by the end of the year.

Ellen Hannan:  Great.  Thanks very much.

Operator:  Tom Parker, Chase Securities.


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Tom Parker:  Hi.  Any expectation on how much of those wells will hit the third quarter, versus the fourth?

Jim Duffy:  Majority will be in the fourth.

Tom Parker: Majority in the fourth. OK. And then, in terms of -- any rough idea on -- on what your kind of expected size of divestiture program from here on is?

Mike Highum: Yeah, no, the divestitures that we're talking about are not big, Tom. These are more, as I said, along the lines of rationalization. Enhancing the efficiency of what we have out there.

Tom Parker:  So less than $5 million, or something like that?

Mike Highum:  And some of them will actually probably be swaps.

Tom Parker:  Yes.  OK.

Mike Highum: And incidentally, on the wells being hooked up in the Gulf Coast, what you should understand is the primary issue that we have run into here is that there are some wetlands-related issues that came up when the pipeline was going to build their pipeline to gather the production. And it's just something that's taken some time to work through the various agencies that are required to approve it.
And we believe that we have the issue solved on a going-forward basis, it just is affecting a small handful of these wells that are drilled in a particular area that are nice wells that should meaningfully contribute to our production.

Tom Parker: OK. And then in terms of the G&A level, is this now a pretty good level, or was there something unusual, or are we running at a good run rate right now?

Jim Duffy: Well, the current quarter rate, Tom, I think is probably below where we will be on a continuing basis. But you know, we've indicated earlier that we wanted to be below 50 cents per Mcfe on a continuing basis, and from what we can see -- that's a combination of LOE and G&A -- and right now, everything we see would suggest that we'll do better than that. The distinction between LOE and G&A is a little harder, but certainly on a combined basis, we're very comfortable with that level on a go-forward basis. And we think, we may well do better than that.

Tom Parker: OK. And then, finally, on the use of debt this quarter, on the working capital -- will that reverse itself in the rest of the year, or is that kind of a permanent.

Jim Duffy: Yes, for the most part, that will be reversed by the end of the year.

Tom Parker:  OK.  That's great.  Thank you very much.


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Operator:  Ray Deacon, Southcoast Capital.

Ray Deacon: Yeah, hi, good afternoon. I just wanted to make sure I understand the reserve additions in the first half. Is it 65 Bcfe were added during the first half, and is it -- that's after taking out production, is what you're saying? I'm trying to back into a reserve replacement rate for the first half.

Jim Duffy: That's gross reserve additions for the first half. Gross meaning before production, net to us, obviously.

Ray Deacon: Net to you guys, after taking out production. OK. I see. Great. How would the addition of a bypass system affect -- I guess it would show up in your differentials? I mean, much better would you do on realizations by building this system, and what type of cost would be associated with it?

Jim Duffy: That's a good question. The thing I would say right now, Ray, is that we are in the various stages of engineering refinement of the overall system. Obviously, we won't undertake this if we don't feel that we will get significant financial returns. To quantify it at this stage in terms of actual dollars, I think, is a little bit premature.

Ray Deacon: OK. And just one more quick one is, have you been able to replace the inventory of what you're drilling in the Gulf Coast this year with new prospects for 2000 drilling?

Mike Highum: Yes, though we don't really talk about it too much, while we're drilling these, we are actively working on a number of other project areas. And we're actually quite excited about some of the other things that our exploration staff is concocting in the Gulf Coast area.

Ray Deacon:  OK.  All right, good.  Well, thank you.

Operator:  Breege Farrell, Bank One.

Breege Farrell: Most of my questions have been answered, but I was wondering if you could give us just a little more understanding of the differences in the kind of frac you did when you did your major frac in the D-J, what you were talking about as far as improved technology.

Mike Highum: Yes, Dale Cantwell is here -- he's the V.P. of our D-J District, and he can address that.

Dale Cantwell: What we did is two things. Number one is the fracs that we normally do on the J-Sand are about a half million pounds of sand and about 5,000 barrels of fluid. And what we have done is really almost doubled the size of that frac -- it was slightly over a million pounds of sand. And, a doubling of the fluid volumes. What we have done is with that we saw a lot of further extension of the reservoir, a lot bigger frac, and we expect in the particular area where we


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did the frac that we will see a significantly larger drainage area, and probably about a 30% increase in the reserves -- at least that's kind of what we're predicting.

The results are encouraging, but we're still not able to absolutely quantify it at this point in time, because it's still so early. But the difference is, it's just a lot bigger frac. And historically, if you look at things that have been done in the D-J, it's also a lot more fluid, and the fluid is what generally creates the fracture in the rock. The sand really just holds that fracture open.

Breege Farrell: So there are there significant numbers of other areas where this would be applicable in the D-J, or it's too early to even tell?

Dale Cantwell: We certainly believe there's a lot of other areas that it's applicable within the J-Sand formation. We have probably almost 500 sites in inventory within the J-Sand, and so it's extremely important to understand all the possible potential out there, and that's why we undertook this activity.

Breege Farrell:  OK, great.  Thank you.

Operator:  John Herrlin, Merrill Lynch.

John Herrlin: Yes, hi, guys. Couple questions. One, on the gathering system, volume-wise, how much throughput are you kind of targeting?

Mike Highum:  John, this is Mike.  How are you doing, John?

John Herrlin:  Fine, you?

Mike Highum:  Good.  Which system are you talking about?

John Herrlin: In the D-J, you were talking about possibly building your own gathering system. I was wondering, incrementally, how much volume you were looking at in throughput for what you were thinking about doing?

Mike Highum:  It would be about 50 million a day.

John Herrlin: OK. And then, next question's on the Gulf Coast. You're having good success. Will this change your capital budgeting plans for, say, 2000, going forward?

Mike Highum: Well, as a general matter, John as you know from being around our company as long as you have, one of the nice things about the D-J is that it's all held by production. So to the extent that we are having a great deal of success in the Gulf Coast, we have the ability to increase our capital spending there.

Of course, we're sensitive to various matters of risk and those things. But I will say this, as I mentioned earlier, the way we do our capital allocation is through this LP model, which really


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ranks our projects. And if the Gulf Coast continues to have the amount of success that it's had, and we see an increasing number of projects that fall into those categories, I think it would be not at all unlikely to see us shift some. But we're always cognizant of risk, and we like the balance that we have between the exploratory projects in the Gulf Coast, and the low-risk exploitation stuff in the D-J.

John Herrlin:  OK, thanks.

Nick Sutton:  Hey, Mike.

Mike Highum:  Yes, sir.

Nick Sutton: I'm going to jump in here and address the pipeline situation a little bit more.

Mike Highum:  OK.

Nick Sutton: One of the things I'd like to emphasize is that as we are looking at a potential bypass, one of the reasons we're doing that is that we have a contract for some of our gas that's due to expire in roughly June of this coming year. That gives us a lot of leverage as to how we are going to deal with the transportation of that gas. In other words, it may well be that the best alternative we have for moving our gas is with a new pipeline. At the same time, it gives us a lot of leverage to deal with other gatherers in the area, because we have a lot of volumes which we now can swing to the best alternative -- which currently and for the next roughly nine months are contractually committed to a particularly pipe.

So it's really a broad strategic initiative that we're dealing with, in terms of looking into a bypass.

Jim Duffy: And just to add to that, under virtually all of the alternatives that we're looking at, whether it's to stay where we are in terms of the existing arrangement with some expanded capacity on that system, or to do our own -- in each case, it represents a reduction, or at least an anticipated reduction, potentially fairly meaningful, compared to our current gathering rates. So we're going to lower our gathering rate across the board, while we expanding our capacity.

Mike Highum: We have a lot of leverage here because we have a big chunk of gas that we can do what we want to do with it, it's committed.

Nick Sutton: As I put it frequently, a pipe with no gas to go through it is not an asset, it's a liability.

Operator: Once again, to ask a question press the star, one, buttons on your telephone.

We'll go next to Andy Parr, Loomis Sayles.

Andy Parr: Hi, guys. Forgive me if I missed it already, but could you give me some idea where you see production exiting at this year -- what rate?


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Jim Duffy:  We addressed the Gulf component.  You mean total?

Andy Parr:  Yes.  Total, please.

Mike Highum:  Why don't you provide that off-line?

Jim Duffy: Yes, we generally don't give actual production forecasts. I guess probably the best way to do it is we can talk to you off-line, we can work through some of the analysts to help you get that.

Andy Parr:  All right.  Thanks.

Operator:  Tom Parker, Chase Securities.

Tom Parker: Yes, I was curious if when you did your mid-year reserves, you did a PV calculation, and where that came out relative to what it was at year end?

Jim Duffy: Yes, we did. Do you have that, Ted? We'll get it while we continue here, Tom. We did do one, yes.

Tom Parker:  OK.

Nick Sutton: Ted just went to get it, so, if there's any other questions, we can get to that in a minute.

Tom Parker:  OK.

Mike Highum:  Are there other questions?

Operator:  There are no more questions at this time.

Mike Highum:  That of course would be the case.  You can get that to Tom.

Jim Duffy: Yes, we'll get that to you, and if there's anybody else who would like that information, feel free to call us -- either Ted or myself.

Mike Highum: OK. With that, I guess we're done. Thank you very much for joining us. If you have any additional questions, you can call either here in Denver or San Francisco.

Thank you very much. Bye.

Operator: And ladies and gentlemen, this concludes our conference today. We do thank you for your participation. You may disconnect at this time.


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